Exhibit 99.2

Vishay Intertechnology, Inc.

Introduction

In the fourth fiscal quarter of 2019, the Company realigned its reportable business segments structure.  The Company changed its segment reporting to separate the former Resistors & Inductors reporting segment into separate Resistors and Inductors reporting segments.  The chief operating decision maker now makes strategic and operating decisions with regards to assessing performance and allocating resources based on this new segment structure.

The accompanying selected financial data are unaudited and do not include all information and footnotes necessary for presentation of financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States for complete financial statements. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2019, June 29, 2019, and September 28, 2019.

VISHAY INTERTECHNOLOGY, INC.
Selected Segment Information
as recast to reflect the business segment realignment
(Unaudited - in thousands)

	Years ended
	December 31, 2017			December 31, 2018
	Resistors & Inductors	Resistors	Inductors	Resistors & Inductors	Resistors	Inductors
	As Reported	Recast		As Reported	Recast
Net revenues	$843,529	$590,465	$253,064	$1,018,286	$716,394	$301,892
Gross Profit	251,905	179,443	72,462	337,268	238,356	98,912
Segment Operating Income	222,878	159,812	63,066	303,571	214,347	89,224
Depreciation Expense	34,083	23,853	10,230	37,708	26,416	11,292
Capital Expenditures	67,007	44,214	22,793	80,862	50,978	29,884

Total Assets	$994,639	$664,609	$330,030	$874,835	$587,595	$287,240

	Fiscal quarters ended
	March 30, 2019			June 29, 2019			September 29, 2019
	Resistors & Inductors	Resistors	Inductors	Resistors & Inductors	Resistors	Inductors	Resistors & Inductors	Resistors	Inductors
	As Reported	Recast		As Reported	Recast		As Reported	Recast
Net revenues	$260,471	$188,831	$71,640	$242,383	$165,359	$77,024	$228,577	$155,119	$73,458
Gross Profit	85,869	62,589	23,280	71,415	46,877	24,538	65,894	42,444	23,450
Segment Operating Income	76,987	56,347	20,640	63,443	41,667	21,776	57,697	36,900	20,797